EXHIBIT 99.3

                              CONSULTING AGREEMENT

     Consulting Agreement, dated as of January 1, 1996 (this "Agreement"), by and among KSW, Inc., a Delaware corporation whose address is 37-16 23rd Street, Long Island City, New York 11101 (the "Company") and Andrew T. Dwyer (the "Consultant"), whose address is 115 East Putnam Avenue, Greenwich, Connecticut 06803.

     1. CONSULTATION SERVICES

     The Company hereby engages the Consultant and the Consultant hereby agrees to make himself available during the Consulting Period (as hereinafter defined) to render, at the request of the Company, to the Company and its subsidiaries, nonexclusive independent advisory and consulting services to the best of his ability to compliance with all applicable laws, and subject to the terms and conditions set forth herein.

     2. TERM OF AGREEMENT

     The period during which the Consultant sl1all be required to render independent advisory and consulting services shall be from January 1, 1996 through December 31, l 998 (the "Consulting Period").

     Notwithstanding the length of the Consulting Period, the consulting arrangement provided for by this Agreement may be terminated for "Good Cause." "Good Cause" shall mean and be limited to the following events: (1) the Consultant's conviction in a court of law of any crime involving money or other property of the Company and which constitutes a felony in the jurisdiction involved; or (ii) a determination by a physician licensed in New York State that the Consultant is a chronic alcoholic; or (iii) a determination by a physician licensed in New York State that the Consultant is dependent upon controlled substances, as that term is defined in the Mental Hygiene Law of the State of New York, as amended, or any successor statute; or (iv) continuing, repeated willful failure or refusal by the Consultant to substantially perform his duties in accordance with this Agreement (other than any such failure or refusal resulting from the Consultant's incapacity due to physical or mental illness); provided, however, that such failure or refusal shall not be deemed to constitute Good Cause under this subdivision (iv) unless the Consultant shall have first received notice from the Company advising the Consultant of the specific acts or omissions alleged to constitute a failure or refusal substantially to perform his duties, and such failure or refusal continues after the Consultant shall have had a reasonable opportunity to correct the acts or omissions so complained of. Upon the effectiveness of such termination, the Company shall not be obligated to make any further payments to the Consultant pursuant to Section 4 hereof and the Consultant shall not be obligated to furnish any of the services to be provided by the Consultant pursuant to this Agreement. The Company's right to terminate the consulting arrangement provided for by this Agreement may only be exercised by Mr. Floyd Warkol, the Chief Executive Officer of KSWI ("Warkol"). Should Warkol no longer be employed with the Company, or any affiliate or subsidiary thereof, or successor thereto, during the Consulting Period for any reason whatsoever, the responsibilities of Warkol shall be assumed by Mr. Burton Reyer who is hereby irrevocably appointed by the parties as the designee of Warkol for purposes hereof.

     3. DUTIES

     If requested by the Company, the Consultant will consult with Warkol or his designee concerning matters of the Company relating to acquisitions, consolidations of operations and strategic planning for the Company or any of its present subsidiaries.

     The Consultant agrees to render such services conscientiously and to devote his reasonable efforts and abilities to such services. Additionally, the Consultant's services shall be on a non-exclusive basis. The Consultant shall not be required to render services in excess of thirty (30) working hours in any month. In addition to making himself available for thirty (30) working hours, the Consultant shall be available by telephone to render services hereunder for such periods of time as may be mutually acceptable to the Consultant and the Company.

     4. PAYMENT TO CONSULTANT

     During the Consulting Period of the Company will pay the Consultant a monthly consulting fee of $6,250.00 per month in United States currency, payable monthly in advance on the 1st day of each month, commencing January 1, 1996. The Consultant will also be paid for reasonable out-of-pocket expenses as provided in Section 6.

     5. OPTIONS FOR COMMON STOCK

     (a) In consideration of the Consultant entering into this Agreement, the Company shall issue to the Consultant 15,000 options to purchase shares of the Company's common stock at $1.50 per share, upon the same terms and conditions as options are granted to the Company's Executive Officers. The options shall be exercisable as follows: one third on 12/15/96, one third on 12/15/97 and one third on 12/15/98. The Consultant will forfeit the options to the Company for no consideration in the event the Consulting arrangement provided for by this Agreement is terminated by either the Consultant or the Company pursuant to
Section 2 prior to December 31, 1998. Notwithstanding the foregoing, should the consulting arrangement hereunder be terminated as a result of the Consultant's death or disability, the options shall not be forfeited to the Company, and in the case of the Consultant's death, the options shall be the property of the Consultant's estate, so long as they are exercised within six months after the Consultant's death.

     6. EXPENSES

     The Consultant shall be reimbursed for all reasonable and necessary business out-of-pocket expenses incurred by the Consultant during the term of the Agreement on behalf of the Company in the performance of services hereunder, including, but not limited to, ordinary living expenses if travel is requested by the Company.

     7. INDEPENDENT CONTRACTOR

     It is agreed that the Consultant will act as an independent contractor in the performance of his duties under this Agreement. Accordingly, the Consultant shall be responsible for payment of all taxes including federal, state and local taxes arising out of the Consultant's activities in accordance with this Agreement, including, but not limited to, federal and state income tax, social security tax, unemployment insurance tax, and any other taxes or required business license fees, as required.

     8. CONFIDENTIAL INFORMATION

     The Consultant agrees that any information received by the Consultant during the furtherance of the Consultant's obligations under this Agreement, which concerns the personal, financial or other affairs of the Company and its present subsidiaries, will be treated by the Consultant in full confidence and will not be revealed to any other persons, firms or organizations.

     9. SUCCESSORS AND ASSIGNS; BINDING AGREEMENT

     This Agreement shall be binding and shall insure to the benefit of the parties hereto and the heirs, personal representatives and estate of he Consultant, and the successors and permitted assigns of the parties; PROVIDED HOWEVER, that the duties of the consultant hereunder are personal to the consultant and may not be delegated or assigned by him; AND PROVIDED FURTHER that the Company may assign its rights and obligations hereunder to any entity which agrees to comply with the provisions hereof, which is the assignee or successor by merger, stock sale or asset sale to the business of the Company.

     10. FURTHER ASSURANCES

     The parties hereto agree to perform any further acts and to execute and deliver any documents which may be necessary or appropriate to carry out the purposes of this Agreement.

     11. SEVERABILITY

     If any provision of this Agreement is held to be unenforceable, invalid or illegal by any court or competent jurisdiction, such unenforceable, invalid or illegal provisions shall not effect the remainder of this Agreement.

     12. ATTORNEY'S FEES

     If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees incurred in this action or proceeding in addition to any other relief to which it may be entitled.

     13. LAWS

     The Validity of this Agreement and the interpretation of all of its terms shall be governed by the laws of the State of New York without regards to its principles of conflicts of laws.

     14. WAIVER

     The failure of either party hereto to insist upon strict compliance of any of the terms, covenants and conditions hereof, shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

     15. CONSENT TO JURISDICTION

     Each of the parties hereto irrevocably waives the right to a trial by jury in any such action, suit or proceeding. Each such party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based upon the grounds of FORUM NON CONVENIENS which such party may now or hereafter have to the bringing of any such action, suit or proceeding in any such court and irrevocably agrees that process in any such action, suit or proceeding may be served upon that party personally or by certified or registered mail, return receipt requested. The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Courts of the State of New York or the United States of America sitting in the State of New York over any suit, action or proceeding arising out of or relating to this agreement or any agreement executed in connection herewith. Each of the parties agree that the prevailing party of any such action, suit, or proceeding shall be indemnified for such party's legal costs and expenses incurred in connection therewith.

     16. ENTIRE AGREEMENT, ETC.

     This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) with respect to such subject matter. This Agreement may not be amended, modified, changed, waived or altered, except by an instrument in writing signed by the parties hereto.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officers, and the consultant has singed this Agreement, all as of the date first above written.

                                        KSW, INC.

                                        By: /S/ FLOYD WARKOL
                                            Name:  Floyd Warkol,
                                            Title: Chief Executive Officer

                                           /S/ ANDREW T. DWYER
                                               Andrew T. Dwyer

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                             AMENDMENT TO CONSULTING
                                    AGREEMENT

     This Amendment (the "Amendment"), dated February 13, 1997, is by and between KSW, Inc. ("the Company"), with offices at 37-16 23rd Street, Long Island City, New York 11101, and Andrew T. Dwyer, as consultant to the Company (the "Consultant");

     WHEREAS, the company and Consultant are parties to a Consulting Agreement dated as of June 1, 1994 (the "Consulting Agreement");

     WHEREAS, the Consulting Agreement provides that the Consultant shall be compensated for his services to the Company by payment in United States currency;

     WHEREAS, the Company believes it is beneficial to conserve capital in order to sustain growth; and

     WHEREAS, the Company believes it is beneficial for the consultant to hold an equity position in the Company.

     NOW, THEREFORE, it is agreed that Article 4 of the Consulting Agreement hereby is amended din its entirety as follows:

                           (a) During the Consulting Period, the Company will
                  pay to the Consultant a monthly consulting fee of $6,250.00 per month in United States currency, payable monthly in advance on the 1st day of each month, commencing January 1, 1996. The Consultant will also be paid for reasonable out-of-pocket expenses as provided in Section 6.

                           (b) The Company, with the consent of the Consultant,
                  may make payment to the Consultant under Section 4(a) of this Agreement in shares of Common Stock of the Company (the "Shares"), valued at the fair market value thereof as reasonably determined by the Company; PROVIDED, HOWEVER, that such Shares shall not be issued to the Consultant until the services with respect to which such Shares are to be issued have been performed by the Consultant. The company shall exercise its best efforts to cause the offering of such shares to be registered under the Securities Act of 1933, as amended, under a Registration Statement on Form S-8 or on such other form as shall be appropriate.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer, and the Consultant has singed this Amendment, all as of the date first above written.

                                      KSW, INC.

                                      By: /S/ FLOYD WARKOL
                                          Name:  Floyd Warkol,
                                          Title: Chief Executive Officer


                                          /S/ ANDREW T. DWYER
                                          Andrew T. Dwyer